April 28, 2018

Re: Say-on-Pay at Canadian Pacific Railway Limited

Dear Shareholder,

As Chairman of Canadian Pacific’s Board of Directors and Chair of the Management Resources and Compensation Committee we are writing to you to provide some much-needed context to proxy advisor opinions on our executive compensation.

We are discouraged that despite significant shareholder engagement and recent changes to executive compensation, we are facing a negative recommendation against our say-on-pay proposal from proxy advisor Institutional Shareholder Services Inc (“ISS”). It is worth noting that another proxy advisor, Glass, Lewis & Co. (“Glass Lewis”), recently issued its proxy report in which it recommended a vote FOR our say-on-pay proposal.

We ask that you please review the information provided below prior to casting your proxy vote this year.

CEO Compensation

2017 was a pivotal year for CP with the transition of CEO from Hunter Harrison to Keith Creel. Keith’s employment agreement was designed to maximize retention and motivate performance while staying within the market median range.

A unique component of Keith’s compensation included an upfront grant of performance stock options designed to motivate performance, build his equity ownership and retain him during a period of significant industry change at the CEO and COO level. These options are not only performance-based, they were funded by reducing Keith’s eligible long term incentive target over the next five years.

ISS’ analysis criticizes the size of this grant, and does not take into consideration that the grant is self-funded and therefore not additional compensation.

When normalized to show the 20% proportion of the grant that truly belongs to 2017 you will see that total compensation for our CEO is in fact below the median of our peers:

Source: Company reports (2017 Proxy Statements)

1.	All amounts converted to C$ using an FX rate of US$1 = C$1.2530

2.
Hunter Harrison became CEO of CSX Corporation in March 2017 and passed away in December 2017. His total reported compensation for 2017 was US$151,147,286, which included US$115,884,000 in option awards that were forfeited upon his death, and also included US$29,266,876 in 'all compensation'

3.	NEO total compensation reflects top 4 active-duty non-CEO executives

Using the normalized CEO pay of $13.7M (outlined above) also has a meaningful impact on a number of other calculations and conclusions. For example, the “internal pay disparity” between the CEO and nearest NEO falls from ISS’ reported 7.06x to 4.8x. ISS considers our internal pay ratios problematic, comparing us with peer railroad CN. However we would highlight that the key contributor to the difference in internal pay ratios isn’t total CEO compensation, but rather, total NEO compensation differences – which is a reflection of numerous factors such as position tenure and portfolio scope. The median total NEO compensation for the other Class 1 railroads is $16.9M – more than double CP’s $8.2M.

ISS states that pay disparity can cause succession issues, ignoring the fact that CP recently executed a very successful CEO succession plan.

Impacts of U.S. Tax Reform

Another significant oversight in the ISS analysis is failure to reflect the impacts of U.S. Tax Reform when comparing CP’s performance measures to our Class 1 railroad peers. The one-time benefits of U.S. Tax Reform disproportionately impacted TSR and the GAAP reported net income for the U.S. Class 1 railroads, thereby skewing ISS’ analysis and conclusions.

Removing the impacts of one-time items such as tax reform (which is not indicative of ongoing corporate performance) has a material impact on a number of key ratios referenced in ISS’ report:

Source: Company reports (4Q17 Non-GAAP Measures and 2017 Form 10-K Reports)

1.	Adjusted EBITDA = Adjusted Operating Income – Depreciation

2.	Adjusted ROIC = [Adjusted Net Income + (interest)(1-adjusted tax rate)]/Average Invested Capital

ISS’ three-year operational and financial metric analysis was also flawed. When our performance for the past 3 years is examined based on normalized earnings it shows either consistent or improving relative performance:

Source: Company reports and Bloomberg LP

Conclusion: adjusting for the impacts of U.S. Tax Reform substantially changes CP’s rankings on key quantitative measures.

Perquisites

Keith Creel is a U.S. domiciled CEO running a Canadian company and required to work in Calgary, away from his family. The vast majority of Keith’s perquisite entitlement is to allow family visits which we believe to be reasonable under the circumstances and will be a permanent feature of our executive compensation approach during his tenure. His personal use of our corporate aircraft is limited to family visits within North America. Our shareholders are focused on retention, corporate performance and total executive compensation – and so are we.

Commitment to Pay for Performance and Shareholder Engagement

We strongly disagree with the statements made by ISS that CP has “substantial problematic pay practices.” To ensure that our shareholders understood and supported our compensation decisions, we have made it a priority over the last 24-months to directly engage with our shareholder base. Your feedback has helped shape our views and resulted in thoughtful and transparent changes. Each of ISS’ concerns was clearly addressed in our management proxy circular as was the detailed rationale for all executive compensation changes made to address past shareholder concerns.

We take seriously our commitment to pay for performance.  We also strongly believe our executive compensation program is in the best interests of the Company’s shareholders.  We encourage you to vote FOR CP’s Say-on-Pay proposal.

Respectfully,

/s/ Andrew Reardon

Andrew Reardon
Chairman of the Board

/s/ Isabelle Courville

Isabelle Courville
Chair, Management Resources and
Compensation Committee